EXHIBIT 99.2

                          PRESS RELEASE

 INTER-REGIONAL FINANCIAL GROUP CAPS OFF RECORD YEAR BY CHANGING
                  ITS NAME TO INTERRA FINANCIAL

Service  Subsidiaries  Adopt  Interra  Name;  Dain  and  Rauscher
Unchanged

MINNEAPOLIS (Feb. 4, 1997) -- Inter-Regional Financial Group, (NYSE: IFG), parent company of Minneapolis-based Dain Bosworth and Dallas-based Rauscher Pierce Refsnes, which earlier today reported record 1996 revenues and earnings, announced that its board of directors today approved a change of the company's name to Interra Financial.
       Irving Weiser, chairman and chief executive officer, said the name 'Interra' was chosen because it builds on the heritage of the former name, 'Inter-Regional,' but serves as a bridge to the future because it signifies the solid foundation for growth the company has established in recent years. Interra's brokerage and investment banking subsidiaries, Dain Bosworth and Rauscher Pierce Refsnes, will remain unchanged, but two Minneapolis-based support subsidiaries have adopted the Interra name to achieve a stronger, more unified corporate identity:
            - IFG Asset Management Services, which provides financial services, product-management and marketing services to Dain and Rauscher, has changed to Interra Advisory Services.
           - Regional Operations Group, which clears and settles the trades of the company's broker-dealers and correspondent firms, is now Interra Clearing Services. (The information services division that provides technology services, which was formerly part of the operations group, is now part of the parent company.)
      Weiser praised the new name as concise and easy to say, and he said that it better reflects the company's singular focus on the securities business. "'Inter-Regional Financial Group' was a cumbersome name that no longer served its purpose," he said, noting that when the name was chosen in 1973, the company was pursuing a diversified financial services strategy with disparate financial firms, ranging from equipment leasing, to insurance, to real estate partnerships.
     "In recent years, we have achieved great success by focusing on the businesses we know best + brokerage and investment banking. We have established ourselves as a family of premier regional securities firms, and we expect to continue to expand our business in existing territories, new territories, and other securities-allied businesses," he continued.
       According to Weiser, an additional factor in the firm's decision to develop a new identity was that another financial firm has a trademark on the acronym IFG. "We decided not to spend time or money pursuing a name that no longer fits."
     Effective on Feb. 10, the company's new ticker symbol on the New York Stock Exchange will be "IFI," an abbreviation of its legal name, Interra Financial Incorporated. The company will appear in newspaper stock listings as "Interra" beginning on Feb. 11.
       Interra Financial Incorporated is one of the nation's largest full-service regional brokerage and investment banking companies. Interra's two broker-dealers, Dain Bosworth and Rauscher Pierce Refsnes, serve individual, institutional, corporate and governmental clients predominantly in the western half of the United States. Interra also is the parent company of RPR Correspondent Services, which markets clearing and technology services to other broker-dealers. The company's common stock trades on the New York Stock Exchange under the symbol IFG until Feb. 10, when it will change to IFI.

CONTACT:  Media:  Jennifer Driscoll (612) 373-1647
          Investors:  Neal St. Anthony (612) 371-2934